AMENDMENT NUMBER TWO TO EMPLOYMENT AGREEMENT
This Amendment Number Two to Employment Agreement (“Amendment”) is made and entered into as of August 20, 2018, by and between DaVita Inc. (the “Company”) and Kent J. Thiry (“Employee”).
WHEREAS, Employee and the Company are parties to that certain Employment Agreement, entered into as of July 25, 2008 and amended effective as of December 31, 2014 (collectively, the “Employment Agreement”); and
WHEREAS, the parties desire to amend the Employment Agreement.
NOW THEREFORE, in consideration of the mutual promises made herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the parties, the parties hereby agree as follows:

1.	Section 16 is deleted in its entirety and replaced with the following:
16. Section 280G of the Code.

(a)
In the event it shall be determined that any payment or distribution by the Company or its affiliated companies to or for the benefit of the Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise) (collectively, the “Payments”) would be subject to the excise tax imposed by Section 4999 of the Code, or any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then the Payments shall be either (i) reduced (but not below zero) so that the present value of the Payments will be one dollar ($1.00) less than three times the Executive’s “base amount” (as defined in Section 280G(b)(3) of the Code) and so that no portion of the Payments received by the Executive shall be subject to the excise tax imposed by Section 4999 of the Code or (ii) paid in full, whichever produces the better net after-tax position to the Executive. The reduction of Payments, if any, shall be made by reducing first any Payments that are exempt from Section 409A of the Code and then reducing any Payments subject to Section 409A of the Code on a pro rata basis. If, notwithstanding clause (i), a reduced Payment is made or provided and, through error or otherwise, that Payment, when aggregated with other payments and benefits from the Company (or its affiliates) used in determining if a “parachute payment” exists, exceeds one dollar ($1.00) less than three times the Executive’s base amount, then the Executive shall immediately repay such excess to the Company.

(b)
All determinations required to be made under this Section 16, including whether and when the reductions contemplated by Section 16(a) are required and the assumptions to be utilized in arriving at such determination, shall be made by the Company’s public accounting firm (the “Accounting Firm”) which shall provide detailed supporting calculations both to the Company and the Executive. In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change in Control, the Company shall appoint another nationally recognized public accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any determination by the Accounting Firm shall be binding upon the Company and the Executive.

2.	Unless expressly amended by this Amendment, all other provisions of the Employment Agreement (including all previous amendments) shall remain in legal force and effect.
IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first above stated, and to be effective upon such date.

DAVITA INC.		EMPLOYEE

By:	/s/ Kathleen A. Waters	/s/ Kent J. Thiry
	Kathleen A. Waters	Kent J. Thiry

Approved as to Form

/s/ Caitlin Moughon
Caitlin Moughon